Exhibit 99.1
Contact:

John Jenson
Vice President, Corporate Controller
Universal Technical Institute, Inc.
(623) 445-0821

Universal Technical Institute Appoints Kimberly J. McWaters as Chairman of the Board of Directors

SCOTTSDALE, ARIZ. - December 10, 2013 - Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, today announced the appointment of Kimberly J. McWaters as Chairman of its Board of Directors in addition to her role as Chief Executive Officer. Ms. McWaters replaces John C. White, who retired from his duties as an executive officer and Chairman of the Board effective December 9, 2013. Mr. White will continue to serve as a member of the Board. Additionally, Conrad A. Conrad, an independent non-executive Board member, was appointed as Lead Director of the Board.

Ms. McWaters has served as UTI’s Chief Executive Officer since October 2003 and as a Director on UTI’s Board since February 2005. Ms. McWaters served as UTI’s President from 2000 to March 2011. From 1984 to 2000, Ms. McWaters held several positions with UTI, including Vice President of Marketing and Vice President of Sales and Marketing.

Mr. Conrad has served as a Director of UTI since February 2004, serving as the Chairman of the Audit Committee from 2004 to 2012 and as a member of the Compensation Committee since 2004. Mr. Conrad served as a director and as Chairman of Rural/Metro Corporation until June 30, 2011 and currently serves as a director of Fender Musical Instruments Corporation. Mr. Conrad was employed with The Dial Corporation from August 2000 to October 2005 where he served as Executive Vice President and Chief Financial Officer. Prior to this, Mr. Conrad worked with Quaker State Corporation for 25 years where he held multiple positions, most recently Vice Chairman and Chief Financial Officer.

"I appreciate the opportunity to further serve UTI and the needs of our industry partners and students in the role of Chairman," said Kim McWaters. "I look forward to working further with Conrad as our Lead Director. His leadership and 10 years of experience with UTI will be very valuable in helping us achieve our business objectives. I want to also thank John White once again for his past service as our Chairman.  We are pleased that John will continue to serve UTI as a member of our Board."

Safe Harbor Statement
All statements contained herein, other than statements of historical fact, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as amended. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include, among other things, changes to federal and state educational funding, changes to regulations or agency interpretation of such regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of the recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions of the Company and other risks that are described from time to time in the Company's public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the Company's filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. Except as required by law, the Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

About Universal Technical Institute, Inc.
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive,

diesel, collision repair, motorcycle and marine technicians. With more than 170,000 graduates in its 48-year history, UTI offers undergraduate degree and diploma programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

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